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                                               IBIS TECHNOLOGY CORPORATION

                                       STATEMENT RE: COMPUTATION OF PER SHARE LOSS

                                                        EXHIBIT 11




                                                             THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                  JUNE 30,                            JUNE 30,
                                                        ----------------------------        -----------------------------

                                                           1996              1997              1996              1997
                                                        ----------        ----------        ----------        -----------

Net loss reported ................................      $ (272,202)       $ (906,631)       $ (556,412)       $(1,343,994)
                                                        ==========        ==========        ==========        ===========

Primary and fully diluted loss per share:
   Weighted average common
   shares outstanding ............................       5,009,467         5,221,257         4,264,107          5,207,301
                                                        ==========        ==========        ==========        ===========

Net loss per common share ........................      $    (0.05)       $    (0.17)       $    (0.13)       $     (0.26)
                                                        ==========        ==========        ==========        ===========
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